SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities
(collectively, "Federated")
and various
Federated-sponsored mutual
funds (Funds) have been named
as defendants in several class
action
lawsuits now pending in the
United States District Court
for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased, owned
and/or redeemed shares of certain
Funds
during specified periods
beginning November 1, 1998. The
suits are generally similar in
alleging that
Federated engaged in illegal
and improper trading practices
including market timing and late
trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these cases.
Any settlement would have to
be approved by the Court.
     Federated entities have also
been named as defendants in several
additional lawsuits that are now
pending in the United States District
Court for the Western District of
Pennsylvania. These lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds in
each of the lawsuits described in
the preceding two paragraphs.
Federated and the Funds, and
their
respective counsel, have been
defending this litigation, and
none of the Funds remains a
defendant in
any of the lawsuits. Additional
lawsuits based upon similar allegations
may be filed in the future. The
potential impact of these lawsuits,
all of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits
is uncertain. Although we do not
believe that these lawsuits will have a
material adverse effect on the Funds,
there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or other
 adverse consequences for the
Funds.